As filed with the Securities and Exchange Commission on May 17, 2010.   Registration No.333-______

UNITED STATES
ECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PENSECO FINANCIAL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2939222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 North Washington Avenue, Scranton, Pennsylvania 18503
(570) 346-7741
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

PENSECO FINANCIAL SERVICES CORPORATION
2008 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Craig W. Best	Christina M. Gattuso
President and Chief Executive Officer	Kilpatrick Stockton LLP
Penseco Financial Services Corporation	607 14th Street, NW, Suite 900
150 North Washington Avenue	Washington, DC 20005
Scranton, Pennsylvania 18503	(202) 508-5800
(570) 346-7741
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                                                                     Accelerated filer                    ☒
Non-accelerated filer    ☐  (Do not check if a smaller reporting company)                                                                                                                      Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock $0.01 par value	107,400	(2)	$34.00	$3,651,600	(3)	$261.00

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Penseco Financial Services Corporation 2008 Long-Term Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Penseco Financial Services Corporation (the “Common Stock”) pursuant to 17 C.F.R. § 230.416(a).

(2)
Represents shares which may be issued upon the exercise of stock appreciation rights or options to purchase shares of the Common Stock under the Plan and shares which may be issued upon the vesting of stock awards, performance awards or restricted stock units.

(3)	Estimated solely for the purpose of calculating the registration fee based on the closing price for the common stock as reported on May 14, 2010 in accordance with 17 C.F.R. § 230.457(c).

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND 17 C.F.R. SECTION 230.462

PENSECO FINANCIAL SERVICES CORPORATION

PART I.    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information). The documents containing the information for the Penseco Financial Services Corporation 2008 Long-Term Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to SEC Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed or to be filed by Penseco Financial Services Corporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”), which includes the consolidated balance sheets of the Registrant and its subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009.  The Form 10-K was filed with the SEC on March 12, 2010 (File No. 000-23777).

(b)	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2010 (the "Form 10-Q"). The Form 10-Q was filed with the SEC on May 10, 2010 (File No. 000-23777).

(c)
All of the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.  In no event, however, will any information that the Registrant discloses under Items 2.02, 7.01 or 9.01 of any Form 8-K be incorporated or deemed to be incorporated by reference, or otherwise be included in, this Registration Statement.

ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREING SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INFORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT.  ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

Item 4.    Description of Securities.

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act.  Accordingly, a description of the Common Stock is not required herein.

Item 5.   Interests of Named Experts and Counsel

None.

Item 6.    Indemnification of Directors and Officers

Article NINTH of the Registrant’s Articles of Incorporation provides:

The personal  liability of the directors of the corporation is limited to the fullest extent  permitted by the provisions of the Business  Corporation Law of 1988, as the same may be amended and supplemented.

The corporation  shall, to the fullest extent permitted by the provisions of the  Business  Corporation  Law of  1988,  as the same  may be  amended  and supplemented,  indemnify  any and all  persons  whom it shall  have power to indemnify  under  said  provisions  from  and  against  any  and  all of the expenses,  liabilities,  or other matters  referred to in or covered by said provisions,  and the indemnification provided for herein shall not be deemed exclusive  of any other  rights to which those  indemnified  may be entitled under  any  Bylaw,  vote of  shareholders  or  disinterested  directors, or otherwise,  both as to action in his  official  capacity and as to action in another  capacity  while  holding  such office,  and shall  continue as to a person  who has ceased to be a  director,  officer,  employee,  or agent and shall inure to the benefit of the heirs,  executors,  and  administrators of such a person.

Any  action  required  or  permitted  to  be  taken  at  a  meeting  of  the shareholders  may be taken without a meeting  pursuant to the  provisions of Section 1766 of the  Business  Corporation  Law of 1988,  as the same may be amended and supplemented, upon the written consent of shareholders who would have  been  entitled  to cast the  minimum  number  of votes  that  would be necessary  to  authorize  the action at a meeting at which all  shareholders entitled to vote thereon were present and voting.

Item 7.    Exemption from Registration Claimed

None.

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (number corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of exhibits (filed herewith unless otherwise noted):

5.0            Opinion of Kilpatrick Stockton LLP as to the legality of the common stock to be issued
10.1           Penseco Financial Services Corporation 2008 Long-Term Incentive Plan 1
10.2           Form of Restricted Stock or Restricted Stock Unit Award Agreement
10.3           Form of Stock Option and/or Appreciation Right Award Agreement
10.4           Form of Performance Award Agreement
23.1           Consent of Kilpatrick Stockton LLP (contained in the opinion included in Exhibit 5)
23.2           Consent of McGrail, Merkel, Quinn & Associates
24.0           Power of Attorney (contained on the signature pages).

     (1)  Incorporated by reference to Appendix A to the definitive proxy statement filed by the Registrant with the SEC on March 17, 2008.

Item 9.    Undertakings

    The undersigned Registrant hereby underakes:

    (1)    To file, during any period in which the offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any propectus required by Section 10(a)(3) of hte Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

          (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3)    To remove from registation by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred of paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Penseco Financial Services Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Lackawana, Commonwealth of Pennsylvania on May 4, 2010.

PENSECO FINANCIAL SERVICES CORPORATION

By:	/s/ Craig W. Best
Craig W. Best
President and Chief Executive Officer
(principal executive Officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Craig W. Best) constitutes and appoints Craig W. Best as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig W. Best	President, Chief Executive Officer and Director	May 4, 2010
Craig W. Best	(principal executive officer)

/s/ Patrick Scanlon	Senior Vice President, Finance Division Head	May 4, 2010
Patrick Scanlon	(principal accounting and financial officer)

/s/ Edwin J. Butler	Director	May 4, 2010
Edwin J. Butler

/s/ Joseph G. Cesare, M.D.	Director	May 4, 2010
Joseph G. Cesare, M.D.

/s/ Richard E. Grimm	Director	May 4, 2010
Richard E. Grimm

/s/ Russell C. Hazelton	Director	May 4, 2010
Russell C. Hazelton

/s/ D. William Hume	Director	May 4, 2010
D. William Hume

/s/ James G. Keisling	Director	May 4, 2010
James G. Keisling

/s/ P. Frank Kozik	Director	May 4, 2010
P. Frank Kozik

/s/ Robert J. Mellow	Director	May 4, 2010
Robert J. Mellow

/s/ Robert W. Naismith, Ph.D.	Director	May 4, 2010
Robert W. Naismith, Ph.D.

/s/ James B. Nicholas	Director	May 4, 2010
James B. Nicholas

/s/ Emily S. Perry	Director	May 4, 2010
Emily S. Perry

/s/ Sandra C. Phillips	Director	May 4, 2010
Sandra C. Phillips

/s/ Jerry L. Weinberger	Director	May 4, 2010
Jerry L. Weinberger

/s/ Steven L. Weinberger	Director	May 4, 2010
Steven L. Weinberger